EXHIBIT 5.1

October 11, 2011

Vitacost.com, Inc.
5400 Broken Sound Blvd. NW – Suite 500
Boca Raton, Florida 33487-3521

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Vitacost.com, Inc., a Delaware corporation (the “Registrant” or “you”), in connection with the preparation of this Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statements on Form S-8 (File Nos. 333-164319 and 333-176925) to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the adoption of the Vitacost.com, Inc. 2000 Stock Option Plan, Vitacost.com, Inc. 2007 Stock Award Plan and Vitacost.com, Inc. 2011 Incentive Compensation Plan (collectively, the “Plans”) by the Registrant, pursuant to Rule 414 of the Act, as a successor issuer of Vitacost.com, Inc., a Delaware corporation.

As counsel for the Registrant, we have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares issued under the Plans have been duly authorized and, when issued and sold in accordance with the Plans, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Amendment, and further consent to the use of our name wherever appearing in the Amendment and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Amendment, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation